Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors
Ableauctions.com, Inc.

We consent to the use in the Financial Statements for the years ended December 31, 2008 and 2007 of Ableauctions.com, Inc. of our Report of Independent Registered Public Accounting Firm dated March 24, 2008 on the balance sheet of Ableauctions.com, Inc. as at December 31, 2007, and the related statements of operations, comprehensive income, cash flows and stockholders’ equity for the year then ended.

/s/ STS PARTNERS LLP

 STS PARTNERS LLP
 CHARTERED ACCOUNTANTS
Vancouver BC
March 18, 2009